EXHIBIT 10.7

BEAR STATE FINANCIAL, INC.

2011 OMNIBUS INCENTIVE PLAN

Notice of Restricted Stock Unit Grant

You (the “Grantee”) have been granted the following award of Restricted Stock Units (“Restricted Stock Units” or “RSUs”) with respect to shares of Bear State Financial, Inc. (the “Company”) common stock, par value $0.01 per share (the “Shares”), pursuant to the Bear State Financial, Inc. 2011 Omnibus Incentive Plan (the “Plan”).

Name of Grantee:	[__]

Total Number of RSUs:	[__]

Effective Date of Grant:	[__]

Vesting Period:	Subject to the terms of the Agreement, the RSUs shall vest on the date that is the third anniversary of the Effective Date of Grant.

By your signature and the signature of the Company’s representative below, you and the Company agree and acknowledge that this grant of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Unit Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Unit Agreement.

Grantee:	Bear State Financial, Inc.

By:
(Name)	Name:
Date:	Title:
Address:

Bear State Financial, Inc.
2011 Omnibus Incentive Plan

Restricted Stock Unit Award Agreement

Section 1.     Grant of Restricted Stock Unit

(a)     Restricted Stock Unit. On the terms and conditions set forth in the Notice of Restricted Stock Unit Grant (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (this “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the right to receive the number of RSUs set forth in the Grant Notice. Each Restricted Stock Unit represents the right to receive one Share to be issued and delivered at the end of the Vesting Period, subject to the risk of forfeiture described herein.

(b)     Plan and Defined Terms. The Restricted Stock Units are granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Grant Notice or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2.     Vesting; Payment.

(a)     Vesting. The RSUs shall vest in accordance with the Vesting Period set forth in the Grant Notice. The Grantee shall vest in the RSUs only if the Grantee is continuously employed by the Company from the date the RSUs are granted through the end of the Vesting Period, except as otherwise provided in paragraph 3(b) hereof or as otherwise provided by the Committee.

(b)     Payment. All payments under this Agreement shall be made in Shares. As soon as practicable after the end of the Vesting Period (but in no event later than 75 days thereafter), the number of Shares of the vested RSUs (minus any withholding for taxes) shall be paid to the Grantee (subject, however, to any deferral application that the Grantee has made under the deferral plan (if any) then available to the Grantee). The number of Shares that shall be paid (plus withholding for taxes and any applicable deferral amount) shall equal the number of vested RSUs. If the Grantee dies before any payment due hereunder is made, such payment shall be made to the Grantee’s beneficiary, as designated under paragraph 3(b) hereof. As soon as practicable following vesting of the RSUs, the Shares underlying the RSUs shall be registered in the Grantee’s name in certificate or book entry form. Once a payment has been made with respect to a RSU, the RSU shall be canceled.

Section 3.     Forfeiture; Acceleration.

(a)     Forfeiture. If the Grantee’s employment or service as a Director or Consultant, as the case may be, is terminated for any reason other than (i) death or (ii) Disability (as defined below), any unvested RSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company.

(b)     Acceleration. If the Grantee’s employment or service as a Director or Consultant, as the case may be, terminates due to the Grantee’s death or Disability, any unvested RSUs shall vest and become free of the forfeiture and transfer restrictions described in paragraph 4 hereof, on the date of the Grantee’s termination of employment or service.

(c)     Definition. The term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

Section 4.     Transfer Restrictions. This Agreement and the rights and privileges conferred hereby, including the RSUs awarded hereunder, shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means (other than by will or the laws of descent and distribution) whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

Section 5.     Miscellaneous Provisions

(a)     Tax Withholding. Pursuant to Article 20 of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this RSU award. The Committee may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

(b)     Rights as Stockholder. Neither Grantee nor any person claiming under or through Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Grantee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Grantee shall have all the rights of a stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

(c)     Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and the Grant Notice by the Company, the Board or the Committee.

(d)     Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(e)     Choice of Law. This Agreement and Grant Notice shall be governed by, and construed in accordance with, the laws of the State of Arkansas, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Grant Notice to be governed by or construed in accordance with the substantive law of another jurisdiction.

(f)     Arbitration. Subject to, and in accordance with the provisions of Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Grant Notice shall be settled by binding arbitration before a single arbitrator in Little Rock, Arkansas and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Grant Notice, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in the state in which the Company is incorporated, without regard to internal principles relating to conflict of laws.

(g)     Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

(h)     Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(i)     References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.

(j)     Section 409A Compliance.

(1)     Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A.

(2)     For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Grantee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.